Exhibit 5

January 14, 2015

Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa 50392

Dear Sirs or Mesdames:

I serve as General Counsel to Principal Financial Group, Inc., a Delaware corporation (the “Company”), and deliver this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 8,000,000 shares of the Company's common stock, par value $.01 per share (the “Common Stock”), to be issued pursuant to the Principal Financial Group, Inc. 2014 Stock Incentive Plan and the Principal Financial Group, Inc. 2014 Directors Stock Plan (together, the “Plans”).

I or other attorneys working under my direction have examined the originals, or copies certified or otherwise identified to my or said attorneys’ satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in my or said attorneys’ judgment are necessary or appropriate to enable me to render the opinion set forth below.

Based on the foregoing, I am of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plans have been duly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Karen E. Shaff

Karen E. Shaff
Executive Vice President,
General Counsel and
Secretary